UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )

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ALLIANCE ONE INTERNATIONAL, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ALLIANCE ONE INTERNATIONAL, INC.
8001 Aerial Center Parkway
Morrisville, North Carolina 27560

Notice of Annual Meeting of Shareholders
To be Held August 17, 2006

Dear Shareholder:

You are cordially invited to attend the 2006 Annual Meeting of Shareholders of Alliance One International, Inc. (the “Company”), to be held at the North Raleigh Hilton Hotel, Ballroom G, 3415 Wake Forest Road, Raleigh, North Carolina, on Thursday, August 17, 2006 at 10:00 a.m. to:

(a)	elect four directors for a three-year term expiring in 2009;

(b)	ratify the appointment of Deloitte & Touche LLP as the Company’s independent auditors for the fiscal year ending March 31, 2007; and

(c)	transact such other business as may properly come before the meeting.

Shareholders of record at the close of business on June 16, 2006 will be entitled to vote at the meeting.

The Company’s proxy statement and proxy are enclosed, as is the Annual Report to shareholders for the fiscal year ended March 31, 2006.

By Order of the Board of Directors

Henry C. Babb
Secretary

July 10, 2006

YOUR VOTE IS VERY IMPORTANT TO US. PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED, REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE MEETING.

ALLIANCE ONE INTERNATIONAL, INC.

PROXY STATEMENT

TABLE OF CONTENTS

Merger of DIMON Incorporated and Standard Commercial Corporation	1
Frequently Asked Questions	1
The Board of Directors	4
Proposal One - Election of Directors (Item 1 on the proxy)	4
Director Biographies	4
Independence	6
Board Meetings	6
Board Committees	7
Governance Matters	8
Shareholder Access to Governance Documents	8
Code of Business Conduct	8
Corporate Governance Guidelines	9
Governance & Nominating Committee Processes	9
Minimum Director Qualifications	9
Categorical Standards for Director Independence	9
Shareholder Nominations - 2007 Annual Meeting	10
Shareholder Proposals - 2007 Annual Meeting	10
Shareholder Communications with the Board	11
Director Attendance at Annual Meetings of Shareholders	11
Audit Matters	11
Audit Committee Members and Meetings	11
Audit Committee Charter	11
Financial Literacy and Expertise	11
Other Audit Committee Service	11
Audit Committee Functions	12
Audit Committee Report	12
Independent Auditors	13
Policy for Pre-Approval of Audit and Non-Audit Services	13
Audit and Non-Audit Fees	13
Proposal Two - Ratification of Deloitte & Touche as Independent Auditors (Item 2 on the proxy)	14
Compensation Matters	14
Director Compensation	14
Report of the Executive Compensation Committee	15
Compensation of Executive Officers	18
Summary Compensation Table	18
Stock Option Grants and Exercises in Last Fiscal Year	20
Equity Compensation Plan Information	21
Employment and Consulting Agreements and Certain Business Relationships	21
The Alliance One International, Inc. Pension Plan	23
Pension Equalization Plan	24
Supplemental Executive Retirement Plan	25
Amendment to PEP and SERP Plans	25
The Standard Commercial Corporation Supplemental Retirement Plan	26
Change in Control Agreements	26
Stock Ownership	27
Stock Performance Graph	30
Section 16(a) Beneficial Ownership Reporting Compliance	31
Other Matters	31
Annual Report	31

MERGER OF DIMON INCORPORATED AND
STANDARD COMMERCIAL CORPORATION

On May 13, 2005, we completed the merger (the “Merger”) of Standard Commercial Corporation (“Standard Commercial”) with and into DIMON Incorporated (“DIMON”). As a result of the Merger the Company changed its name from DIMON to Alliance One International, Inc. (“Alliance One” or the “Company”). In connection with the Merger certain of DIMON’s and Standard Commercial’s directors and executive officers became directors and executive officers of Alliance One. Some of the information contained in this proxy statement relates to our directors and executive officers prior to the Merger and some of the information relates to our directors and executive officers after the Merger, as indicated.

FREQUENTLY ASKED QUESTIONS

Who is soliciting my proxy?
The Board of Directors is soliciting your proxy for the annual meeting of shareholders to be held on Thursday, August 17, 2006, in order to provide you the opportunity to vote on all matters scheduled to come before the meeting, whether or not you attend the meeting in person.

Who pays for the solicitation of proxies?
Alliance One bears the cost of soliciting proxies, and will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for expenses reasonably incurred by them in sending proxy material to the beneficial owners of stock. The Company may utilize employees to solicit proxies by mail, in person or by telephone. If necessary, the Company may engage the services of a proxy solicitor and would also bear the cost of such firm’s services and out-of-pocket expenses.

Who is entitled to vote?
You may vote if you owned shares of Alliance One common stock on June 16, 2006 the date established by the Board for determining shareholders entitled to vote at the annual meeting. On that date there were 87,140,997 shares of common stock outstanding and entitled to vote, with each such share having the right to one vote.

Which shares can be voted?
You may vote all shares owned by you as of the close of business on June 16, 2006. This includes:

▪	Shares held directly in your name as the shareholder of record.

▪	Shares of which you are the beneficial owner but not the shareholder of record, such as those held for you through a bank, broker or trustee.

Will my shares be voted if I do not return my proxy card or instruction form?
If you are an Alliance One shareholder whose stock was registered as of the close of business on June 16, 2006, directly in your name with American Stock Transfer & Trust Company (“American Stock Transfer”), our transfer agent, your shares will only be voted if your proxy is returned or you attend the meeting and vote in person.

If you are an Alliance One shareholder whose stock was held as of the close of business on June 16, 2006, through an account with a bank or broker, your shares may be voted even if you do not provide voting instructions on your instruction form. Brokerage firms have the authority under the New York Stock Exchange (“NYSE”) rules to vote shares on behalf of their customers on certain “routine” matters. The election of directors is considered a routine matter for which brokerage firms may vote shares without voting instructions from the customer.

What does it mean if I receive more than one proxy card or instruction form?
It means that you have multiple accounts with our transfer agent and/or banks or brokers. Please vote all of the shares. For assistance consolidating your accounts to the extent possible, you may contact our transfer agent, American Stock Transfer, at 1-866-627-2656.

May I vote at the meeting?
If you are a registered shareholder and attend the meeting, you may vote your shares in person. If you hold your shares through a bank or broker and want to vote your shares in person at the meeting, you must contact your bank or broker and obtain a legal proxy. Even if you plan to attend the meeting we encourage you to vote your shares by proxy.

Can I change my vote after returning my proxy card or instruction form?
If you are a registered shareholder you may revoke your proxy at any time before it is voted. A proxy can be changed or revoked by voting in person at the meeting, delivering another later dated proxy, or notifying Alliance One’s Secretary in writing that you want to change or revoke your proxy.

If you hold your shares in nominee or “street name” through a bank or broker, you must contact your bank or broker regarding the revocation of your proxy. If you have obtained a legal proxy from your bank or broker giving you the right to vote your shares, you may change your vote by attending the meeting and voting in person.

All signed proxies that have not been revoked will be voted at the meeting.

How many votes are needed to hold the meeting?
A quorum is necessary to conduct business at the annual meeting. A quorum is a majority of the issued and outstanding shares of Alliance One common stock as of June 16, 2006, either present in person or represented by proxy at the meeting. Abstentions, withheld votes and shares held on record by a broker that are voted on any matter are counted for purposes of establishing a quorum at the meeting.

If a quorum is not present, the meeting may be adjourned from time to time by the vote of a majority of the shares present without notice other than announcement at the meeting.

What items of business will be conducted at the meeting?
▪	The election of four members to the Board of Directors, each director to serve until the 2009 annual meeting or until the election of their successors.

▪	The ratification of the selection of Deloitte & Touche LLP as the Company’s independent auditors for the fiscal year ending March 31, 2007.

▪	Any other business properly brought before the meeting.

How many votes are needed to elect the nominees for director?
The election of each nominee for director requires a plurality of the votes cast by shareholders entitled to vote at the meeting. Because directors are elected by a plurality, abstentions and broker non-votes have no effect on their election (“broker non-votes” are shares held by banks or brokers on behalf of their customers that are not voted).

How many votes are needed to ratify the selection of Deloitte & Touche LLP as the Company’s independent auditors?
The selection of Deloitte & Touche, LLP as the Company’s independent auditors will be ratified if the votes cast “For” exceed the votes cast “Against.”

What if a nominee for director becomes unavailable for election?
In the event that any nominee becomes unavailable for election, the Board may either reduce the number of directors or choose a substitute nominee. If the Board selects a substitute nominee, shares represented by proxy will be voted for the substitute nominee.

How will proxies be voted on other matters that are properly brought before the meeting?
The Company is not aware of any other business to be presented at the meeting. However, if any other matter is properly brought before the meeting, the proxies received will be voted on those items in accordance with the discretion of the proxy holders.

Will the directors be present at the meeting?
It is Alliance One’s policy that directors attend the annual meetings of shareholders and we currently expect all of our directors to be in attendance at the 2006 Annual Meeting.

Will shareholders have an opportunity to ask questions at the meeting?
Yes. Following the business portion of the meeting, Company representatives will be available to answer shareholder questions.

BOARD OF DIRECTORS

PROPOSAL ONE - ELECTION OF DIRECTORS

The Company’s Bylaws provide that the Board of Directors will consist of thirteen directors, divided into three classes as nearly equal in number as possible. Typically, each class of directors serves for three years and one class is elected at each annual meeting.

The four directors nominated for election at the 2006 annual meeting to serve three-year terms are Mr. John M. Hines, Mr. Mark W. Kehaya, Mr. Gilbert L. Klemann, II and Mr. Martin R. Wade, III. Each nominee is currently a director of Alliance One. Further, each nominee has been determined by the Board to be independent from management and has indicated a willingness to serve if elected.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES LISTED ABOVE.

Director Biographies

The following information is furnished with respect to the Company’s directors and nominees:

Class III
Nominees for the Term Expiring in 2009

John M. Hines - Age 66, Director since 1995

Private investor and consultant since 1996. Director of Glen Raven, Inc., a private textile manufacturing company, since May 2001. Consultant to DIMON from July 1996 to June 1998. Executive Vice President of DIMON from April 1995 to June 1996.

Other directorships: Glen Raven, Inc.

Mark W. Kehaya - Age 38, Director since 2005

Partner at Meriturn Partners, LLC, an investment firm specializing in restructurings and turnarounds of middle-market companies, since January 2002. President, CEO and COO of Eturn Communications, Inc., a software solutions provider, from November 2000 to October 2001. Employed by Standard Commercial beginning in April 1993, serving variously as Assistant to the President, Finance Director of the Tobacco Division, Vice President-Planning, and as Chief Executive Officer of Standard Commercial’s tobacco processing facility in St. Petersburg, Russia, until March 2000.

Other directorships:  Dunn Paper, Inc.; Johnston Textiles, Inc.; Valentine Paper, Inc.; Barnacle Seafood, Inc.; Irving Tanning, Inc.

Gilbert L. Klemann, II - Age 55, Director since 2005

Senior Vice President and General Counsel of Avon Products, Inc., a direct seller of beauty and related products, since January 2001. Prior thereto, served as an Executive Vice President, General Counsel and a Director of Fortune Brands, Inc. (formerly American Brands, Inc.), a diversified consumer products company, and as a partner in the law firm of Chadbourne & Parke LLP.

Other directorships: North American Galvanizing & Coatings, Inc.

Martin R. Wade, III - Age 57, Director since 2001

Chief Executive Officer of International Microcomputer Software Inc., a developer and publisher of productivity software in precision design, graphic design and other related business applications, since September 2001. Director, President and Chief Executive Officer of Digital Creative Development Corporation (DC2), a developer of entertainment content companies focusing on broadband content delivery and providing Internet-related business-to-business services, from May 2001 to August 2001. Director and Executive Vice President of DC2 from June 2000 to April 2001. Managing Director of Prudential Securities, Inc., a global securities firm, from May 1998 to June 2000.

Other directorships:  International Microcomputer Software Inc.; Nexmed, Inc.; Energy Transfer Group; Command Security Corporation

Class II
Directors with Terms Expiring in 2008

Brian J. Harker - Age 56, Director since 1999

Chairman and Chief Executive Officer of Alliance One since May 13, 2005. Chairman and Chief Executive Officer of DIMON from March 2003 to May 13, 2005. President and Chief Executive Officer of DIMON from May 1999 to February 2003.

Nigel G. Howard - Age 60, Director since 2005

Retired since 2003. Deputy Chief Executive of The Morgan Crucible Company plc, a designer, developer and supplier of products made from carbon, ceramic and magnetic materials, from September 2002 to December 2003, and Director of The Morgan Crucible Company from September 1992 to December 2003. Deputy Chairman, Assam Carbon Products, Ltd., India., March 1977 to August 2005. Non-Executive Director, Zotefoams PLC, January 2006 to present.

Other directorships: Zotefoams PLC

Joseph L. Lanier, Jr. - Age 74, Director since 1995

Chairman of the Board of Dan River, Inc., a textile manufacturer, since November 1989. Chief Executive Officer of Dan River, Inc. from November 1989 to February 2005. Non-Executive Chairman of the Board of DIMON from May 1999 to February 2003.

Other directorships: Dan River Inc.; Flowers Foods, Inc.; Torchmark Corporation

William S. Sheridan - Age 52, Director since 2005

Executive Vice President and Chief Financial Officer, Sotheby’s, an auctioneer of fine arts and antiques, since 1996.

Class I
Directors with Terms Expiring in 2007

C. Richard Green, Jr. - Age 62, Director since 2003

Non-Executive Director of ITC Limited, a company in India engaged in operating hotels, agricultural exports and manufacturing cigarettes and paperboard, since July 1999. Regional Director of British American Tobacco, a multinational tobacco company, from January 1999 to April 2002.

Other directorships: ITC Limited.

Robert E. Harrison - Age 52, Director since 2005

President and Chief Operating Officer of Alliance One since May 13, 2005. President and Chief Executive Officer of Standard Commercial from August 1996, and Chairman from August 2003 to May 13, 2005.

Albert C. Monk, III - Age 66, Director since 1995

Retired since January 2001. Consultant to DIMON from January 2000 to December 2000. Vice Chairman of the Board of DIMON from March 1999 to December 1999. President of DIMON from April 1995 to February 1999.

B. Clyde Preslar - Age 52, Director since 2005

Executive Vice President and Chief Financial Officer of Cott Corporation, a manufacturer of beverage products, since August 2005. Vice President and Chief Financial Officer of Lance, Inc., a manufacturer, marketer and distributor of snack food products, from February 2002 to August 2005, and Secretary of Lance from April 1996 to August 2005. Prior thereto, Director of Financial Services with Black & Decker Corporation, a manufacturer of power tools and accessories.

Other directorships: Forward Air Corporation.

Norman A. Scher - Age 68, Director since 1995

Vice Chairman of the Board of Tredegar Corporation, a manufacturer of plastic films and aluminum extrusions, since March 2006. President and Chief Executive Officer of Tredegar from September 2001 through February 2006. Executive Vice President and Chief Financial Officer of Tredegar from July 1989 to September 2001.

Other directorships: Tredegar Corporation.

Independence

The Board has affirmatively determined that the directors and nominees listed herein, with the exception of Messrs. Harker and Harrison, are independent, as that term is defined under the Corporate Governance Standards of the New York Stock Exchange. The Board has adopted categorical standards to assist it in making its independence determinations and, with the exception of Messrs. Harker and Harrison who are employees of the Company, each director and nominee listed above meets such categorical standards.

Board Meetings

During fiscal year 2006, the Board of Directors held seven meetings and no director attended fewer than 75% of the aggregate of all meetings of the Board of Directors and the committees on which he served.

Alliance One’s non-management directors, all of whom are independent as that term is defined by the Corporate Governance Standards of the New York Stock Exchange, meet regularly in executive session. In accordance with Alliance One’s Corporate Governance Guidelines, the Lead Independent Director presides at executive sessions of non-management directors. During fiscal year 2006, Mr. Sheridan served as Lead Independent Director. The Board typically makes the Lead Independent Director determination annually in conjunction with committee assignments.

Board Committees

The Board has standing Audit, Executive, Executive Compensation, Finance and Governance & Nominating Committees. With the exception of the Executive Committee, each committee operates under a charter approved by the Board. Such charters, containing descriptions of the committees’ responsibilities, are available on our website, www.aointl.com. All members of the Audit, Executive Compensation and Governance & Nominating Committees meet the requirements for independence set forth by the New York Stock Exchange in Section 303A.02 of the Listed Company Manual.

The following table indicates the membership of, and number of meetings held during fiscal year 2006 by, each committee of the Board:

Name	Audit	Executive	Executive Compensation	Finance	Governance and Nominating
Mr. Green	X
Mr. Harker		X
Mr. Harrison		X
Mr. Hines				X	X
Mr. Howard			X
Mr. Kehaya				X*
Mr. Klemann	X		X
Mr. Lanier			X	X	X*
Mr. Monk		X
Mr. Preslar	X*				X
Mr. Scher			X*
Mr. Sheridan		X*			X
Mr. Wade	X			X
FY 2006 Meetings *Chair	9	0	6	7	4

The Audit Committee currently consists of Mr. Preslar (Chairman), Mr. Green, Mr. Klemann and Mr. Wade. This Committee’s principal responsibilities include overseeing accounting policies, auditing and reporting practices; selecting, overseeing, evaluating, compensating and replacing independent auditors; overseeing the internal audit function; evaluating the adequacy and effectiveness of internal controls and risk management policies; overseeing compliance with legal and regulatory requirements; providing for the receipt, retention and treatment of complaints regarding internal accounting controls or auditing matters; and preparing a committee report for inclusion in the annual proxy statement.

The Executive Committee currently consists of Mr. Sheridan (Chairman), Mr. Harker, Mr. Harrison and Mr. Monk. This Committee meets on call and has the authority to act in behalf of the Board when the full Board is not in session.

The Executive Compensation Committee currently consists of Mr. Scher (Chairman), Mr. Howard, Mr. Klemann and Mr. Lanier. This Committee’s principal responsibilities include reviewing and approving incentive compensation and equity-based plans consistent with shareholder approved plans; where appropriate, making recommendations to the Board with respect to new incentive compensation plans and equity-based plans for Board or shareholder approval; reviewing and approving salaries and incentive awards for executive officers; reviewing and approving corporate goals and objectives relevant to CEO compensation; evaluating CEO performance; setting (or together with the other independent directors as directed by the Board) CEO compensation, including base salary and incentive awards; and preparing a committee report on executive compensation for inclusion in the annual proxy statement.

The Finance Committee currently consists of Mr. Kehaya (Chairman), Mr. Hines, Mr. Lanier and Mr. Wade. This Committee’s principal responsibility is to assist the Board with regard to the Company’s financial policies and practices.

The Governance & Nominating Committee currently consists of Mr. Lanier (Chairman), Mr. Hines, Mr. Preslar and Mr. Sheridan. This Committee’s principal responsibilities include analyzing the structure, size and composition of the Board; developing and monitoring director selection criteria; identifying, recruiting, evaluating and recommending to the Board qualified nominees for election to the Board of Directors at the Annual Meeting of Shareholders; reviewing and recommending to the Board Corporate Governance Guidelines; overseeing the adoption and periodic review of committee charters; overseeing the Company’s Compliance Program; recommending to the Board, when appropriate, the removal of a director; recommending to the Board directors to serve as Chairman, Lead Independent Director, committee chairs and committee members; recommending to the Board the retirement policy and remuneration of non-employee directors; providing for Board and committee self-evaluations; and reporting to the Board its conclusions regarding the Board’s effectiveness and performance.

GOVERNANCE MATTERS

The Board fosters and encourages an environment of strong corporate governance, including disclosure controls and procedures, internal controls, fiscal accountability, high ethical standards and compliance with applicable policies, laws and regulations. Re-examining Company practices and setting new standards is an ongoing process. Similarly, the area of corporate governance continues to evolve. Therefore, the Board fully expects its governance practices and documents to be reviewed and modified as needed upon the recommendation of the Governance & Nominating Committee.

Shareholder Access to Governance Documents

Website
All of the Company’s governance-related documents are available on its website at www.aointl.com. Available documents include the Company’s Corporate Governance Guidelines, Code of Business Conduct and charters of the Audit, Executive Compensation, Finance and Governance & Nominating Committees. When changes are made to any of these documents, updated copies are posted on the website as soon as practical thereafter.

Written Request
Copies of the Company’s governance documents are also available, free of charge, by written request addressed to: Corporate Secretary, Alliance One International, Inc., 8001 Aerial Center Parkway, P. O. Box 2009, Morrisville, North Carolina 27560.

Code of Business Conduct

Alliance One first adopted a Code of Business Conduct in 1997. The Code of Business Conduct clearly defines the Company’s expectations for legal and ethical behavior on the part of every Alliance One director, officer, employee and agent. The Code of Business Conduct also governs Alliance One’s principal financial officer and principal accounting officer. It is designed to deter wrongdoing and promote honest and ethical business conduct in all aspects of the Company’s affairs. Any waiver of the Code of Business Conduct for any director or executive officer would require approval by the Board of Directors and would be disclosed immediately thereafter to shareholders via the Company’s website, www.aointl.com.

Corporate Governance Guidelines

The Board of Directors first adopted Corporate Governance Guidelines in April 2004. The Guidelines, in conjunction with the charters of key Board committees, inform shareholders, employees, customers and other constituents of the Board’s principles as a governing body. The Guidelines are reviewed at least annually by the Board.

Governance & Nominating Committee Processes

Alliance One’s Board of Directors has a Governance & Nominating Committee composed entirely of independent directors and governed by a charter. As stated in the charter, it is the responsibility of the Committee to identify and evaluate potential candidates to serve on the Board. Candidates may be identified through a variety of means, including professional or personal contacts of directors, shareholder recommendations or a third party firm engaged in the recruitment of directors.

Candidates are assessed by the Committee in view of the responsibilities, qualifications and independence requirements set forth in the Corporate Governance Guidelines. Candidate assessment begins with a review of the candidate’s background, education, experience and other qualifications. Candidates viewed favorably by the Committee then meet, either individually or collectively, with the Chairman of the Board, the Chairman of the Governance & Nominating Committee and other directors as appropriate, prior to being recommended for election to the Board.

An invitation to join the Board of Directors is extended only after a candidate’s qualifications have been reviewed by the Committee, the Committee has formally recommended the candidate to the Board for approval, and the Board has approved the candidate’s election by a majority vote. Invitations are extended on behalf of the Board by the Chairman.

The Committee may engage the services of a third party to assist in the recruitment of directors as necessary. To date, the Committee has not engaged the services of such a firm.

Minimum Director Qualifications

In order to qualify for service on the Alliance One Board of Directors, an individual must possess the following characteristics: integrity; the ability to actively participate in and contribute to the deliberations of the Board; the capacity and desire to represent the balanced, best interests of the shareholders; and sufficient time available to devote to the responsibilities of a director. Determination of whether an individual meets these qualifications is made in the business judgment of the Board.

Categorical Standards for Director Independence

For a director to be deemed “independent,” the Board of Directors of Alliance One must affirmatively determine that the director has no material relationship with Alliance One either directly or as a partner, shareholder or officer of an organization that has a relationship with Alliance One. In making this determination, the Board applies the following standards:

▪
A director who is an employee, or whose immediate family member is an executive officer of Alliance One, is not independent until three years after the end of such employment relationship. Employment as an interim Chairman or Chief Executive Officer will not disqualify a director from being considered independent following such employment.

▪
A director who receives (or whose immediate family member serving as an executive officer receives) more than $100,000 per year in direct compensation from Alliance One is not independent until three years after he or she ceases to receive more than $100,000 per year in such compensation (excluding director and committee fees and pensions or other forms of deferred compensation for prior service, provided such compensation is not contingent in any way on continued service). Compensation received by a director

▪	for former service as an interim Chairman or Chief Executive Officer will not count toward the $100,000 limitation.

▪
A director who is affiliated with or employed by (or whose immediate family member is affiliated with or employed by) a present or former internal or external auditor of Alliance One is not independent until three years after the end of either the affiliation or the employment or auditing relationship.

▪
A director who is employed (or whose immediate family member is employed) as an executive officer of another company where any of Alliance One’s present executives serve on that company’s compensation committee is not independent until three years after the end of such service or employment relationship.

▪
A director who is an executive officer or an employee (or whose immediate family member is an executive officer) of a company that makes payments to, or receives payments from, Alliance One for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues is not independent until three years after falling below such threshold.

Mr. Kehaya’s brother was the Chief Information Officer of Standard Commercial prior to the Merger, but was never employed as an executive officer of Alliance One. We do not believe this affects the determination of Mr. Kehaya’s independence under the Corporate Governance Standards of the New York Stock Exchange or Alliance One’s Corporate Governance Guidelines.

Shareholder Nominations - 2007 Annual Meeting

Any shareholder entitled to vote in the election of directors generally may nominate at a meeting one or more persons for election as a director if written notice of such nomination or nominations is delivered or mailed to the Secretary of the Corporation in accordance with the Company’s Bylaws, which state that such notification must include:

▪	the name, age and address of each proposed nominee;
▪	the principal occupation of each proposed nominee;
▪	the nominee’s qualifications to serve as a director;
▪	the name and residence address of the notifying shareholders; and
▪	the number of shares owned by the notifying shareholder.

To be received in accordance with the Company’s Bylaws, nominations for the 2007 Annual Meeting must be received not earlier than June 11, 2007 nor later than July 6, 2007. The Secretary of the Corporation will deliver all such notices to the Governance & Nominating Committee which will consider such candidates. The Governance & Nominating Committee shall thereafter make its recommendation to the Board of Directors, and the Board of Directors shall in turn make its determination with respect to whether such candidate should be nominated for election as a director.

Shareholder Proposals - 2007 Annual Meeting

To be considered for inclusion in the Company’s proxy statement for the 2007 Annual Meeting, shareholder proposals must be submitted in writing to the Secretary of the Corporation by March 7, 2007, and must be submitted in accordance with Rule 14a-8 of the Securities Exchange Act of 1934, the laws of the Commonwealth of Virginia and the Bylaws of the Company.

Pursuant to the Bylaws of the Company, in order for any business not included in the proxy statement for the 2007 Annual Meeting to be brought before the Annual Meeting by a shareholder, the proposal must be submitted in writing by June 18, 2007. The notice must include as to each matter the shareholder proposes to bring before the Annual Meeting:

▪	a brief description of the business desired to be brought before the Annual Meeting and the reasons for conducting such business at the Annual Meeting;
▪	the name and record address of the shareholder proposing the business;

▪	the number of shares beneficially owned by the shareholder; and
▪	any material interest the shareholder has in such business.

Shareholder Communications with the Board

Shareholders may communicate with the Board of Directors, any committee of the Board, the Lead Independent Director or any individual director as appropriate. Shareholder communications must be made in writing to the Corporate Secretary, Alliance One International, Inc., 8001 Aerial Center Parkway, P. O. Box 2009, Morrisville, North Carolina 27560. The Secretary will determine in his good faith judgment which shareholder communications to relay to the applicable directors.

See the paragraphs entitled “Shareholder Nominations” and “Shareholder Proposals” for guidelines specific to those types of communications with the Board.

Director Attendance at Annual Meetings of Shareholders

It is our policy that directors attend the annual meetings of shareholders. Twelve of the thirteen directors then in office attended the 2005 annual meeting.

AUDIT MATTERS

Audit Committee Members and Meetings

Alliance One’s Board of Directors has an Audit Committee that is composed of Mr. Preslar (Chairman) and Messrs. Green, Klemann and Wade. The Board has determined that each of the Audit Committee members meets the requirements for independence set forth by the New York Stock Exchange in Section 303A.02 of the Listed Company Manual and by the SEC in Exchange Act Rule 10A-3. The Committee met nine times during fiscal year 2006.

Audit Committee Charter

The Audit Committee is governed by a written charter adopted by the Board of Directors. The Audit Committee charter was last published with the Company’s proxy statement in 2004, and is currently available on the Company’s website, www.aointl.com.

Financial Literacy and Expertise

The Board, upon recommendation of the Governance & Nominating Committee, has determined that each member of the Audit Committee is financially literate as that term is interpreted by the Board in its business judgment. The Board has further determined that Mr. Preslar meets the requirements of an audit committee financial expert, as that term is defined by the SEC in Item 401(h) of Regulation S-K. As stated above, Mr. Preslar has been determined to be independent from management.

Other Audit Committee Service

The Company currently does not limit the number of audit committees on which its Audit Committee members may serve. However, the Audit Committee charter approved by the Board stipulates that, if an Audit Committee member simultaneously serves on the audit committee of more than three public companies, the Board must determine that such simultaneous service would not impair the ability of the director to effectively serve on the Company’s Audit Committee and disclose such determination in the annual proxy statement. None of the Audit Committee members currently serves on more than three audit committees of public companies.

Audit Committee Functions

The primary function of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities with respect to the Company’s accounting and financial reporting practices, and the quality and integrity of the Company’s financial reports. This includes the oversight of Alliance One’s financial statements provided to any governmental or regulatory body, the public or other users; the effectiveness of Alliance One’s internal control process; and Alliance One’s engagement of independent auditors. The Committee’s functions are described more fully in the section entitled “Board Committees.”

Audit Committee Report

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities the Committee reviewed with management the audited financial statements in the Annual Report, including a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements.

The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards, including Statement on Auditing Standards No. 61, and the Committee has discussed any items required to be communicated to it by the independent auditors in accordance with regulations promulgated by the Securities and Exchange Commission and the Public Company Accounting Oversight Board and standards established by the American Institute of Certified Public Accountants and the Independence Standards Board.

The Committee has received from the independent auditors a letter describing any relationships with the Company that may bear on their independence and has discussed with the independent auditors the auditors’ independence from the Company and its management. The Committee has pre-approved all fiscal year 2006 audit and permissible non-audit services provided by the independent auditors and the fees for those services. As part of this process, the Committee has reviewed the audit fees of the independent auditors. It has also reviewed non-audit services and fees to assure compliance with regulations prohibiting the independent auditors from performing specified services that might impair their independence as well as compliance with the Company’s and the Committee’s policies.

The Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended March 31, 2006 for filing with the Securities and Exchange Commission.

Audit Committee:

B. Clyde Preslar, Chairman
C. Richard Green, Jr.
Gilbert L. Klemann, II
Martin R. Wade, III

Independent Auditors

Subsequent to the completion of the Merger, the Company issued a Request for Proposal to several independent audit firms for the conduct of a full-scope integrated audit of the Company’s financial statements, including reviews of unaudited interim financial information and of the Company’s internal control over financial reporting for the year ending March 31, 2006. Following such competitive process, the Audit Committee dismissed its prior independent auditor, Ernst & Young LLP (“Ernst & Young”), as of August 25, 2005, and engaged Deloitte & Touche LLP (“Deloitte & Touche”), on August 31, 2005, as its independent auditor for fiscal 2006, effective with the quarter ended September 30, 2005.

The reports issued by Ernst & Young on the Company’s financial statements for the fiscal years ended March 31, 2004 and March 31, 2005, the two most recent fiscal years prior to their dismissal, did not contain an adverse opinion or a disclaimer of opinion, or any qualification or modification as to uncertainty, audit scope or accounting principles. Further, during the fiscal years ended March 31, 2004 and March 31, 2005, the two most recent fiscal years prior to the dismissal, and through August 25, 2005, the date of dismissal, there were no disagreements with Ernst & Young on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which, if not resolved to the satisfaction of Ernst & Young, would have caused Ernst & Young to make reference to the subject matter of the disagreement in connection with its reports.

Policy for Pre-Approval of Audit and Non-Audit Services

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services to be provided by the independent auditors. These services include audit services, audit-related services, tax services and other services. Pre-approval is detailed as to the particular service or category of service and is subject to a specific budget. The Audit Committee requires the independent auditors and management to report at Audit Committee meetings throughout the year on the actual fees charged for each category of service.

During the year, circumstances may arise when it may become necessary to engage the independent auditors for additional services not contemplated in the original pre-approval. In those instances the Audit Committee requires specific pre-approval before engagement. The Audit Committee has delegated pre-approval authority to the Chairman of the Audit Committee for those instances when pre-approval is needed prior to a scheduled Audit Committee meeting. The Chairman of the Audit Committee must report on such pre-approvals at the next scheduled Audit Committee meeting.

Audit and Non-Audit Fees

Set forth below are the fees billed to the Company by Ernst & Young in connection with services rendered during the fiscal year ended March 31, 2005 and the fiscal year ended March 31, 2006 until their dismissal on August 25, 2005, and by Deloitte & Touche in connection with services rendered during the fiscal year ended March 31, 2006:

	FY 2005	FY 2006
	Ernst & Young	Ernst & Young	Deloitte & Touche	Total
Audit Fees(1)	$3,880,993	$681,899	$3,923,870	$4,609,769
Audit-Related Fees(2)	385,020	277,599	7,439	285,038
Tax Fees(3)	72,240	27,780	86,719	114,499
All Other Fees(4)	—	—	386	386
Total	$4,338,253	$98 7,278	$4,018,414	$5,005,692

(1) Audit Fees. Audit Fees consist of professional services rendered in the audit of the Company’s annual financial statements, review of the Company’s quarterly financial statements, as well as work that generally only the independent auditor can reasonably be expected to provide, such as comfort letters, statutory audits, attest services, consents and assistance with reporting requirements.

(2) Audit-Related Fees. Audit-Related Fees consist of assurance and related services performed by the independent auditor that are reasonably related to the performance of the audit or review of financial statements and may include, among others, employee benefit plan audits, due diligence related to mergers and acquisitions, internal control reviews, consultation regarding financial accounting and reporting standards, and services provided in conjunction with the Merger.

(3) Tax Fees. Tax Fees consist of services performed by the independent auditor for tax compliance, tax planning and tax advice.

(4) All Other Fees. Amounts paid to Deloitte & Touche during fiscal year 2006 relate to the preparation of a study analyzing the cost of living in Malawi. There were no fees billed or services rendered by Deloitte & Touche during fiscal year 2006, or by Ernst & Young during fiscal year 2006 and fiscal year 2005, other than those described above.

PROPOSAL TWO - RATIFICATION OF DELOITTE & TOUCHE AS INDEPENDENT AUDITORS

The Audit Committee has selected the firm of Deloitte & Touche to serve as the Company’s independent auditors for the fiscal year ending March 31, 2007, and has directed that management submit the selection of independent auditors to the shareholders for ratification at the Annual Meeting. Deloitte & Touche has audited the Company’s accounts for the year ended March 31, 2006, and previously audited the accounts of Standard Commercial since 1988. Representatives of Deloitte & Touche are expected to attend the shareholder meeting, will have an opportunity to make a statement if they so desire, and will also be available to respond to appropriate questions.

Shareholder ratification of the selection of Deloitte & Touche as the Company’s independent auditors is not required by the Company’s bylaws or otherwise. However, we are submitting the selection of Deloitte & Touche to the shareholders for ratification as a matter of good corporate practice. If the appointment of Deloitte & Touche is not ratified by the shareholders, the Audit Committee will reconsider whether or not to retain Deloitte & Touche. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent audit firm at any time during the year if it is determined that such a change would be in the best interests of the Company and its shareholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE AS THE COMPANY’S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING MARCH 31, 2007.

COMPENSATION MATTERS

Director Compensation

Directors who are employees of the Company or its subsidiaries or who serve as paid consultants to the Company are not compensated for their services as director. Non-employee directors (directors who are neither employees nor paid consultants of the Company) receive an annual cash retainer, as follows:

Type of Service	Annual Retainers
Board Member	$20,000
Audit Committee Chair	+ $ 5,000
Executive Compensation Committee Chair Audit Committee Member	+ $ 3,000 + $ 3,000
Executive Committee Chair Governance & Nominating Committee Chair Finance Committee Chair	+ $ 2,000 + $ 2,000 + $ 2,000
Lead Independent Director	+ $10,000

Non-employee directors also receive a fee of $1,500 for each board meeting attended in person or by phone, and $1,000 for each committee meeting attended in person or by phone.

Pursuant to the Incentive Plan approved by shareholders on November 6, 2003 (the “2003 Incentive Plan”), non-employee directors may be granted common stock, performance shares or options to purchase common stock for a per share exercise price equal to the fair market value of one share of common stock on the date of the grant. On August 25, 2005, pursuant to the 2003 Incentive Plan and upon approval by the Board, Messrs. Hines, Howard, Kehaya, Lanier, Monk, Preslar and Scher each were awarded 4,000 shares of restricted stock and Messrs. Green, Klemann, Sheridan and Wade each were awarded 9,000 shares of restricted stock. In total, 64,000 shares of restricted stock were awarded to non-employee directors during fiscal year 2006. The restricted stock has a vesting date of one year from the date of grant.

In addition, Alliance One’s non-employee directors were previously eligible to participate in a Compensation Deferral Plan, which was approved by the Board on June 23, 2003, but frozen as of December 31, 2004. No deferrals were made during fiscal year 2006, and no future deferrals may be made to such plan. Under the Compensation Deferral Plan, a non-employee director could elect to defer all or any portion of the cash or equity based compensation received and have the deferred amount credited to a notional account under such plan. Cash compensation deferred is adjusted monthly for investment gains and losses using the Lehman Aggregate 20-year Bond Index as a benchmark. Stock based compensation deferred is adjusted monthly for gains and losses using the month-end closing price of Alliance One common stock as a benchmark. The Compensation Deferral Plan is unfunded. Withdrawals from the Plan are not permitted until the termination of a participating director’s service on the Board.

Report of the Executive Compensation Committee

Alliance One’s Executive Compensation Committee is composed entirely of independent directors and governed by a charter. The Committee’s role is to oversee the development and management of total compensation levels and programs for the Company’s executive officers. The Committee’s principal objectives in fulfilling its role for Alliance One include:

•	Enhancing the Company’s ability to attract, motivate and retain highly qualified and knowledgeable executives who are critical to the long-term success of Alliance One;

•	Establishing and maintaining executive compensation levels and programs that are fully competitive with comparable organizations;

•	Developing and maintaining executive compensation programs that encourage higher levels of job performance through the use of performance-based short- and long-term incentives; and

•	Reinforcing management’s commitment to enhance shareholder value by aligning the interests of key executives with those of the Company’s shareholders.

In achieving the above objectives the Committee reviews survey information on pay levels and compensation practices compiled from time to time with the help of an independent consultant. The comparison group for competitive compensation information includes the peer company in the Stock Performance Graph, as well as a broader group of companies with operating characteristics and revenues similar to Alliance One. The Committee strives to provide a direct compensation package to Alliance One executives at target performance that is fully competitive with the median total pay packages for the comparison group. The direct compensation package for Alliance One’s executive officers includes base salary, annual incentives and long-term incentives in the form of stock options and restricted stock grants.

Base Salary

The base salary levels for executive officers other than the Chairman and Chief Executive Officer (CEO) and the President and Chief Operating Officer (COO) are established by the Committee and reflect salaries for like positions in the comparison group described above. The Committee, either as a Committee or together with the other independent directors, as directed by the Board, determines CEO and COO base salary using similar competitive salary information. Alliance One places substantial emphasis on performance-driven pay delivered through short- and long-term incentives. Base salary ranges are established such that the range maximum is positioned at approximately the average salary of the broader comparison group. Base salaries are adjusted periodically, based on competitive market changes, individual and corporate performance, modifications in job responsibilities, and the executive’s position within his or her respective salary range.

Annual Incentive

The Company’s 2006 Management Incentive Plan allows the Committee to provide direct financial incentives to the Company’s executive officers and certain other officers and key employees in the form of annual cash payments based upon Alliance One’s attainment of pre-determined targets, and the achievement of key milestones over a one-year performance period. At the beginning of each fiscal year the Committee establishes threshold, target and maximum performance goals for cash incentives for the plan, with the associated opportunities expressed as percentages of base salary. As a result of the Merger in May 2005, the goals for fiscal 2006 were established following the Merger, at which time the Committee adopted the 2006 Management Incentive Plan.

Individual payouts under the 2006 Management Incentive Plan are based 70% on achievement of consolidated pre-tax earnings and 30% on achievement of key milestones. Potential threshold payouts range from a high of approximately 20% of base salary to a low of approximately 4% of base salary. Potential target payouts range from a high of approximately 75% of base salary to a low of approximately 15% of base salary. Potential maximum payouts range from 30% to 150% of base salary. Annual incentive payouts are made after the end of the fiscal year.

Long-Term Incentives

The Committee’s primary objective in granting stock options and other long-term equity-based incentives is to allow key employees to participate in the success of the Company through stock ownership, to provide a strong direct link between employee compensation and the interests of shareholders, and to encourage recipients to focus on the Company’s long term performance.

The Committee administers the 2003 Incentive Plan as the principal means to provide long term incentives to the Company’s executive officers and certain other officers and key employees. The Plan permits the Committee to grant stock options, stock appreciation rights (SARs), restricted stock, and performance units to the Plan participants. The Company uses both stock options and restricted stock as long-term incentives. All equity grants are approved by the members of the Committee. Options are granted at market price on the date of the grant.

Special Long-Term Incentive Plan

In connection with the execution of the merger agreement between DIMON and Standard Commercial on November 7, 2004 (the “Merger Agreement”), the Compensation Committee of DIMON’s Board of Directors designed a Special Long-Term Incentive Plan for Brian J. Harker, Chairman and CEO, and Robert E. Harrison, President and COO, which appeared as an exhibit to each officer’s employment agreement. The Special Long-Term Incentive Plan is not reflected in a written agreement (other than the employment agreements of Mr. Harker and Mr. Harrison), but is summarized as follows:

The objective of the Special Long-Term Incentive Plan is to create a significant special incentive opportunity for Mr. Harker and Mr. Harrison, as well as other members of Alliance One’s management team approved by the Compensation Committee, to achieve targeted cumulative earnings per share and specific projected savings over the two-year period following the completion of the Merger (fiscal year 2006 and fiscal year 2007), by encouraging such executives to work together to post the desired transaction results, to reward such executives for achieving cumulative earnings per share (EPS) and savings targets which should be reflected in increased shareholder value and to align rewards with long-term transaction objectives as opposed to a “getting the deal done” bonus. As such, 75% of the incentive payout is based on cumulative EPS, and 25% of the incentive payout is based on cumulative cost reductions.

Under the Special Long-Term Incentive Plan, Mr. Harker and Mr. Harrison are each eligible to receive a cash award of up to $1,100,000 for achieving cumulative targeted results in the performance period (fiscal years 2006 and 2007), consisting of a cash bonus of $825,000 for achieving the maximum cumulative EPS target (with payouts scaled down to $200,000 in the event the minimum cumulative EPS target (70% of maximum) is attained), and a cash bonus of $275,000 for achieving the maximum targeted cash cost savings.

On August 24, 2005, as contemplated in the original adoption of the Plan, the Compensation Committee determined to extend the Special Long-Term Incentive Plan to the following Executive Officers and key employees of Alliance One:

•	James A. Cooley, Executive Vice President - Chief Financial Officer;

•	Steven B. Daniels, Executive Vice President - Operations;

•	H. Peyton Green III, Executive Vice President - Sales;

•	Henry C. Babb, Senior Vice President - Chief Legal Officer and Secretary;

•	Michael K. McDaniel, Senior Vice President - Human Resources;

•	William D. Pappas, Senior Vice President - Chief Information Officer; and

•	other key management personnel and Regional Directors of Alliance One and its subsidiaries.

The total maximum payout to all participants in the Special Long-Term Incentive Plan (including Mr. Harker and Mr. Harrison) assuming all maximum targets are met is $7.2 million. If 70% of the EPS target and 75% of the cost savings target are not met, there will be no payout under the Special Long-Term Incentive Plan.

Chief Executive Officer and Chief Operating Officer Compensation

In connection with the Merger, the Company entered into new employment agreements with Mr. Harker and Mr. Harrison, additional details of which can be found below under the section entitled “Employment and Consulting Agreements and Certain Business Relationships.” Under such agreements, Mr. Harker will serve as CEO until March 31, 2007, at which time he will retire, and will continue to serve as Chairman of the Board until the 2007 annual meeting of shareholders. Mr. Harrison will serve as President and COO through March 31, 2007, at which time it is anticipated that he will become CEO.

Effective from the date of the Merger, Mr. Harker’s annual base salary was $550,000. In the 2006 fiscal year Mr. Harker was paid $544,128, was awarded 70,000 stock options with an exercise price of $3.96 per share, which was the Company’s closing stock price on the date of grant, and also received 70,000 restricted shares.

Effective from the date of the Merger, Mr. Harrison’s annual base salary was $525,000. In the 2006 fiscal year Mr. Harrison was paid $481,250, was awarded 70,000 stock options with an exercise price of $3.96 per share, which was the Company’s closing stock price on the date of grant, and also received 70,000 restricted shares.

Deductibility of Executive Compensation under the Internal Revenue Code

Section 162(m) of the Internal Revenue Code, as amended, restricts the deductibility for federal income tax purposes of annual compensation paid to the CEO and each of the four other most highly compensated officers to the extent that such compensation exceeds $1 million or does not qualify as “performance-based” as defined under the Code. In this regard, the Committee’s objective is to obtain the fullest compensation deduction possible while preserving needed flexibility in recognizing and rewarding desired performance.

Executive Compensation Committee:

Norman A. Scher, Chairman
Nigel G. Howard
Gilbert L. Klemann, II
Joseph L. Lanier, Jr.

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

The following table presents information relating to total annual compensation paid or accrued for the three fiscal years ended March 31, 2006, March 31, 2005 and June 30, 2004, of the Chief Executive Officer, and the four other most highly compensated executive officers of the Company during fiscal year 2006.

Summary Compensation Table
					Long-Term Compensation
		Annual Compensation			Awards

Name and Principal Position	Fiscal Year (1)	Salary $	Bonus $	Other Annual Compensation $	Restricted Stock (2) $	Options/ SARs #	All Other Compensation (5) $

Brian J. Harker	2006	544,128	0	0	341,600	70,000	147,636
Chairman and	2005	500,000	0	0	451,500	70,000	53,474
Chief Executive Officer	2004	375,000	0	0	499,375	70,000	52,077
and Director

Robert E. Harrison (3)	2006	481,250	0	0	341,600	70,000	4,450
President and
Chief Operating Officer
and Director

James A. Cooley	2006	283,390	0	0	97,600	30,000	92,527
Executive Vice President -	2005	240,000	0	0	112,875	17,500	27,609
Chief Financial Officer	2004	180,000	0	0	121,625	17,500	26,506

Steven B. Daniels (4)	2006	358,825	0	0	73,200	25,000	16,552
Executive Vice President -	2005	350,000	0	0	129,000	20,000	16,402
Operations	2004	262,500	0	0	156,375	20,000	14,842

H. Peyton Green	2006	272,628	0	0	48,800	20,000	54,545
Executive Vice President -	2005	234,000	0	0	80,625	12,500	107,231
Sales	2004	175,500	0	0	86,875	12,500	106,151

_____________________________________

(1)	Fiscal year 2006: April 1, 2005 to March 31, 2006. Fiscal year 2005: April 1, 2004 to March 31, 2005. Fiscal year 2004: July 1, 2003 to March 31, 2004 (9 months).

(2)

The value shown is the number of restricted shares granted during the specified fiscal year multiplied by the market price of Alliance One stock on the date of grant. Fiscal 2006, fiscal 2005 and fiscal 2004 restricted awards vest 100% at the end of the third year following the date of the grant, provide the recipient remains in the employ of the company. Upon vesting, 100% of the fiscal 2006 restricted awards, net of taxes, must be held until the earlier of (a) reaching age 60, (b) termination of employment, or (c) 7-years from the date of vesting. Each of the recipients retain the right to vote the shares and receive any dividends on the shares until the shares are forfeited. The restricted shares cannot be transferred or assigned before they vest.

(3)
Mr. Harrison became an employee of Alliance One on May 13, 2005, upon the closing of the Merger. Accordingly, his compensation is shown from the date of the Merger (May 13, 2005) through the end of the 2006 fiscal year. During fiscal years 2005 and 2004, Mr. Harrison was employed by Standard Commercial.

(4)	As part of the continued integration of DIMON and Standard Commercial, Mr. Daniels' employment ended on June 30, 2006.
(5)
“All other compensation” for fiscal years 2006, 2005 and 2004 is detailed in the following table. This includes contributions to the Company’s 401(k) Plan, accruals in the Dibrell Deferred Compensation Plan, premiums for Split Dollar Life Insurance and relocation reimbursements and allowances under the Alliance One International, Inc. Corporate Relocation Policy.

Name	Fiscal Year (1)	Corporate Match 401(k) Plan $	Deferred Compensation Plan $	Split Dollar Life Premium $	Relocation Benefits (2) $	Total $

Brian J. Harker	2006	4,450	0	49,374	93,812	147,636
	2005	4,100	0	49,374	0	53,474
	2004	2,500	0	49,577	0	52,077

Robert E. Harrison	2006	4,450	0	0	0	4,450

James A. Cooley	2006	4,450	0	23,509	64,568	92,527
	2005	4,100	0	23,509	0	27,609
	2004	2,900	0	23,606	0	26,506

Steven B. Daniels	2006	4,250	0	12,302	0	16,552
	2005	4,100	0	12,302	0	16,402
	2004	2,484	0	12,358	0	14,842

H. Peyton Green	2006	4,430	23,664	26,051	400	54,545
	2005	2,932	23,664	26,139	0	52,735
	2004	4,090	23,664	26,235	0	53,989
__________________________
(1)	Fiscal year 2006: April 1, 2005 to March 31, 2006. Fiscal year 2005: April 1, 2004 to March 31, 2005. Fiscal year 2004: July 1, 2003 to March 31, 2004 (9 months).
(2)
Benefits under the Company’s Corporate Relocation Policy (relating to the relocation of the named executive’s residence to the vicinity of the Company’s corporate headquarters in Morrisville, North Carolina), includes payment or reimbursement, as applicable, of certain costs associated with the sale of the executive’s prior principal residence, house hunting and moving expenses, new home closing costs plus an allowance in an amount equal to fifteen percent (15%) of the executive’s base salary.

Stock Option Grants and Exercises in Last Fiscal Year

The following table sets forth information on stock options granted to the named executives during fiscal year 2006 under the Company’s 2003 Incentive Plan, all of which were granted on August 30, 2005.

Stock Option Grants in Last Fiscal Year

	Individual Grants
	Options Granted (1)	% of Total Options Granted to All Employees	Exercise or Base Price	Expiration Date	Grant Date Present Value (2)
Brian J. Harker	70,000	13.15	$3.96	8/30/2015	$ 79,660
Robert E. Harrison	70,000	13.15	$3.96	8/30/2015	$ 79,660
James A. Cooley	30,000	5.63	$3.96	8/30/2015	$ 34,140
Steven B. Daniels	25,000	4.69	$3.96	8/30/2015	$ 28,450
H. Peyton Green	20,000	3.76	$3.96	8/30/2015	$ 22,760
______________

(1)

Option grants consisted of incentive and nonqualified stock options. These grants become exercisable with respect to one-fourth of the grant on each of the first, second, third and fourth anniversaries of the grant date.

(2)

The exercise price was set at the closing price of Alliance One common stock on the date of the grant. Utilizing the Black-Scholes valuation method, a value of $1.138 per share was determined. The Black-Scholes Model is a complicated mathematical formula widely used to value exchange traded options. However, stock options granted under the plan differ from exchange traded options in three key respects: the options are long-term, nontransferable and subject to vesting restrictions, while exchange traded options are short-term and can be exercised or sold immediately in a liquid market. In applying the Black-Scholes pricing model, the Company has assumed an option term of ten years, an annual dividend yield for the Company’s common stock of 3.03%, a riskless rate of return of 4.082%, and a stock price volatility of 37.875%. No adjustment has been made to reflect the non-transferability of incentive stock options or the limited transferability of non-qualified stock options granted under the plan. Consequently, because the Black-Scholes Model is adapted to value the options set forth in the table and is assumption-based, it may not accurately determine the grant date present value. The actual value, if any, an optionee will realize will depend on the excess of the market value of the common stock over the exercise price on the date the option is exercised.

The following table sets forth information with respect to the named executive officers concerning the exercise of options during fiscal year 2006 and unexercised options and SARs held by them on March 31, 2006.

Option/SAR Exercises in Last Fiscal Year
Fiscal Year-End Option/SAR Value

Name	Shares Acquired on Exercise #	Value Realized $	Number of Unexercised Options & SARs at Fiscal Year End Exercisable/Unexercisable (2) #	Value of Unexercised In-the-Money Options & SARs at Fiscal Year End (1) Exercisable/Unexercisable (2) $
Brian J. Harker	0	0	314,000/210,000	144,725/64,400
Robert E. Harrison	75,432	174,248	81,000/97,000	0/64,400
James A. Cooley	0	0	156,498/65,000	82,700/27,600
Steven B. Daniels	0	0	190,000/65,000	82,700/23,000
H. Peyton Green	0	0	135,000/45,000	62,025/18,400
____________________________
(1)

Calculated by subtracting the exercise price from the closing price of the company’s common stock as reported by the New York Stock Exchange on March 31, 2006 and multiplying the difference by the number of shares underlying each option.

(2)

The first number represents the number or value (as called for by the appropriate column) of exercisable options; the second number represents the number or value (as called for by the appropriate column) of unexercisable options.

Equity Compensation Plan Information

Equity Compensation Plan Information
as of Fiscal Year-End

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a)) ( c ) (1)

Equity Compensation Plans Approved by Security Holders	3,813,192	$6.69	1,771,245

Equity Compensation Plans Not Approved by Security Holders	0	Not Applicable	0

Total	3,813,192	$6.69	1,771,245
___________________________
(1)

The 2003 Incentive Plan allows for certain of these shares to be issued in the form of restricted stock grants.  Further, the Number of Securities Remaining Available for Future Issuance as set forth in this column (c) will increase by the Number of Securities to be Issued (as reflected in column (a)) which are associated with options, rights and warrants that are forfeited from time to time.

Employment and Consulting Agreements and Certain Business Relationships

Employment Agreement with Brian J. Harker

In connection with the Merger, Alliance One entered into a new employment agreement with Brian J. Harker effective as of May 13, 2005. A summary of the material terms of Mr. Harker’s employment agreement is set forth below. For a complete understanding of the terms of such employment agreement, you are encouraged to review the actual agreement, a copy of which was filed as an exhibit to Alliance One’s Current Report on Form 8-K filed on November 8, 2004, and is incorporated herein by reference.

The employment agreement provides that Mr. Harker will serve as Alliance One’s Chief Executive Officer through March 31, 2007, and as Chairman of the Board of Directors through the 2007 annual meeting of shareholders. Mr. Harker’s annual base salary will be $550,000, shall be reviewed annually by the Executive Compensation Committee of the Board, and may be increased in their discretion. Mr. Harker’s target annual bonus will be at least 75% of his annual base salary, and his maximum annual bonus will be two times his target bonus. The bonus criteria will be established each year by the Executive Compensation Committee of the Board of Directors. Mr. Harker will be entitled to receive a special one-time incentive bonus of up to $1.1 million based on the achievement of certain cost savings and growth in earnings per share between the closing of the Merger and March 31, 2007.

If Mr. Harker remains in the employ of Alliance One through March 31, 2007, or if his employment is terminated without cause or he resigns for good reason, Mr. Harker will receive an annual retirement benefit equal to 50% of his base salary plus 50% of his target bonus through age 65. Mr. Harker will be entitled to retiree medical benefits if he remains in the employ of Alliance One through March 31, 2007, or if his employment is terminated without cause or he resigns for good reason. Mr. Harker will be entitled to supplemental retirement benefits based on amounts earned under the employment agreement using the formula in Alliance One’s Supplemental Executive Retirement Plan, or SERP, if he remains in the employ of Alliance One through March 31, 2007, or if his employment is terminated without cause or he resigns for good reason. If Mr. Harker’s employment is terminated without cause or he resigns for good reason, he will be entitled to receive his annual base salary and target bonus amount through March 31, 2007. In addition, all unvested options to purchase Alliance One common stock with an exercise price less than the common stock’s fair market value and restricted stock awards will automatically vest and become exercisable upon such termination.  If retirement, severance and other benefits payable to Mr. Harker are “parachute payments” within the meaning of Section 280G of the Internal Revenue Code: (1) if such payments are less than 110% of the amount that would cause Mr. Harker to incur excise tax liability, such payments shall be reduced to the maximum amount that would avoid such excise tax liability; or (2) if they exceed 110% of the amount that would cause Mr. Harker to incur excise tax liability, Alliance One will pay Mr. Harker a gross-up payment to compensate him for the amount of such excise tax liability.

The agreement also contains a world-wide non-competition provision for three years following the termination of his employment other than by Alliance One without cause or by Mr. Harker with good reason. In addition, Mr. Harker will be subject to a prohibition on solicitation of employees, customers and vendors for a period of one year after such termination.

Employment Agreement with Robert E. Harrison

In connection with the execution of the Merger Agreement, Alliance One entered into an employment agreement with Robert E. Harrison to serve as President and Chief Operating Officer of Alliance One, which agreement became effective as of the closing date of the Merger. A summary of the material terms of Mr. Harrison’s employment agreement is set forth below. For a complete understanding of the terms of Mr. Harrison’s employment agreement with Alliance One, you are encouraged to review the actual agreement, a copy of which was filed as an exhibit to Alliance One’s Current Report on Form 8-K filed on November 8, 2004, and is incorporated herein by reference.

The employment agreement provides that Mr. Harrison will serve as Alliance One’s President and Chief Operating Officer from the closing of the Merger through March 31, 2007. The parties anticipate that Mr. Harrison will replace Mr. Harker as Chief Executive Officer effective as of March 31, 2007. If Mr. Harrison does not become Chief Executive Officer as of such date, he will be entitled to resign for good reason as of such date and receive the severance benefits described below. Mr. Harrison’s annual base salary will be $525,000, shall be reviewed annually by the Executive Compensation Committee of the Board and may be increased in the discretion of such committee. Mr. Harrison’s target annual bonus will be at least 75% of his annual base salary and his maximum annual bonus will be two times his target bonus. The bonus criteria will be established each year by the Executive Compensation Committee of the Board of Directors.  Mr. Harrison will be entitled to receive a special one-time incentive bonus of up to $1.1 million based on the achievement of certain cost savings and growth in earnings per share between the closing of the Merger and March 31, 2007. Mr. Harrison will receive restricted shares of Alliance One common stock and options to purchase Alliance One common stock in an amount no less than such awards to Alliance One’s Chief Executive Officer.

If Mr. Harrison’s employment is terminated without cause or he resigns for good reason, he will be entitled to receive a multiple of his annual base salary and target bonus amount. If such termination occurs within the 24 months following closing of the Merger, the multiple is three; if in the third year following closing of the Merger, the multiple is two and a half; and if after the third year following the Merger, the multiple is two. Mr. Harrison will be entitled to continued participation in Alliance One’s welfare plans for 36 months if termination occurs in the first two years following the closing of the Merger, or 30 months if termination occurs after the first two years following the closing of the Merger. In addition, all unvested options to purchase Alliance One common stock with an exercise price less than the common stock’s fair market value and restricted stock awards will automatically vest and become exercisable upon such termination. If retirement, severance and other benefits payable to Mr. Harrison are “parachute payments” within the meaning of Section 280G of the Internal Revenue Code: (1) if such payments are less than 110% of the amount that would cause Mr. Harrison to incur excise tax liability, such payments shall be reduced to the maximum amount that would avoid such excise tax liability; or (2) if they exceed 110% of the amount that would cause Mr. Harrison to incur excise tax liability, Alliance One will pay Mr. Harrison a gross-up payment to compensate him for the excise tax liability.

The agreement also contains a world-wide non-competition provision for three years following the termination of his employment other than by Alliance One without cause or by Mr. Harrison with good reason. In addition, Mr. Harrison will be subject to a prohibition on solicitation of Alliance One’s employees, customers and vendors for a period of one year after such termination.

Employment Agreement with H. Peyton Green

H. Peyton Green entered into an employment agreement with the Company prior to the reorganization of Dibrell Brothers and Monk-Austin in April 1995. The agreement provides for the employment of Mr. Green until October 31, 2003, is renewable for successive one-year terms, and has been renewed through October 31, 2006. Mr. Green is entitled to an annual base salary of $155,000, subject to increases, and is eligible for cash payments under the Company’s Management Incentive Plan. The agreement also provides for (1) an annual supplemental retirement benefit equal to 50 percent of Mr. Green’s average base salary for a period of up to ten years upon termination of the agreement for reasons other than death, disability or cause; (2) an annual death benefit equal to 25 percent of Mr. Green’s average base salary payable to a beneficiary designated by Mr. Green for a period of up to five years; and (3) annual disability payments under the Long-Term Disability Plan. The agreement further provides that from the time of termination of Mr. Green’s employment (other than by virtue of death or for cause) until his death, he will be entitled to participate in any group health plan or program provided by the Company at the time of termination, and the Company must use its best efforts to provide Mr. Green with an individual health insurance policy if he is unable to participate in the existing plan. The agreement may be terminated by the Company for cause or by the officer for “good reason,” generally related to a failure by the Board to elect the officer to a responsible executive position, material modifications of the officer’s duties, functions and responsibilities, or breach of the agreement by the Company. In the event of termination of employment by the Company other than for cause, by Mr. Green for good reason or upon the expiration of the agreement, the agreement provides that Mr. Green will be entitled to receive a special severance benefit for a period of one year after the time of termination equal to a maximum of his base salary and incentive payments for the employment year just completed. The agreement further provides for the reimbursement by the Company of reasonable business expenses. The Company is obligated to pay additional amounts for any taxes Mr. Green would have to pay with respect to any parachute payments under Section 280G of the Internal Revenue Code of 1986, as amended.

Other Agreements and Business Relationships

Messrs. Hines and Monk also had employment agreements with the Company prior to their retirements, effective July 1, 1996 and December 31, 1999, respectively. Under his employment agreement, Mr. Hines was entitled to receive an annual retirement benefit of $180,000 through 2008. Effective July 1, 2003, with the approval of the Board’s Executive Compensation Committee, the Company and Mr. Hines agreed to decrease the amount of those payments but continue to pay them for a longer term. As a result, Mr. Hines will now be entitled to receive annual payments of $120,000 through October 31, 2011. Based on a present value calculation by independent consultants, the present value of the modified payments is substantially equivalent to Mr. Hines’ prior benefits. Mr. Monk is entitled to receive an annual retirement benefit of $190,000 through 2009 under the terms of his employment agreement. Thereafter, Mr. Monk will be entitled to his SERP retirement benefit.

Mr. C. Richard Green, Jr. is a non-executive director of ITC Limited, a company in India in which British American Tobacco has a minority interest and with which Alliance One does an immaterial amount of business.

The Alliance One International, Inc. Pension Plan

Effective January 1, 2006 the DIMON Incorporated Cash Balance Plan, which was effective as of July 1, 1996, was renamed the Alliance One International, Inc. Pension Plan (the “AOI Pension Plan”). The AOI Pension Plan includes all full-time active U.S. employees of Alliance One and its subsidiaries. Benefits under the AOI Pension Plan are determined by age and years of credited service and are payable as a lump sum or on an annuity basis. The former Standard Commercial Corporation Pension Plan (the “SCC Pension Plan”) was frozen as of December 31, 2005 and any accrued benefits under the plan were merged into the AOI Pension Plan.

Under the AOI Pension Plan each participant has an account balance that represents his or her benefit under the Plan. The participant’s initial account balance equals the present value of his or her benefit earned through June 30, 1996 under a predecessor plan, or the present value of his or her benefit earned through December 31, 2005 if the participant was a member of the SCC Pension Plan. Benefit accruals earned after the initial enrollment in the Plan, are credited annually to the participant’s account, and are comprised of the sum of two components: retirement credit and interest credit.

The following table summarizes the annual retirement credit provided to participants in the AOI Pension Plan.

Combined Age and Years of Service	Annual Retirement Credit

<40	3.5% of annual earnings
40-49	4.0% of annual earnings
50-59	5.0% of annual earnings
60-69	6.0% of annual earnings
70-79	7.0% of annual earnings
>80	8.0% of annual earnings

The interest credit is equal to the annual interest rate times the participant’s account balance at the end of the previous year. The interest rate, which is equal to the yield on the One Year Treasury Constant Maturity Bond plus 1%, is computed at the beginning of the plan year and is used throughout the plan year. The annual interest rate credit for calendar year 2006 is 5.33%.

Benefits earned under the AOI Pension Plan vest after five years of service. The AOI Pension Plan limits the pay that is used in determining the annual retirement credit per IRS limitations. The IRS limit is $220,000 for calendar year 2006. A limit is also imposed on the amount of benefit payable to the participant from the AOI Pension Plan per IRS limitations.

Vested benefits under the AOI Pension Plan are payable upon normal retirement (age 65), vested termination or death. With a vested termination, a participant may elect to receive an immediate payment of his or her accrued benefit. An early retirement benefit may be elected following the participant’s 55th birthday so long as the participant has completed at least 10 years of service.  The benefits are payable in the form of a contingent annuity, level annuity or lump sum, which are all actuarially equivalent.

All of the individuals named in the Summary Compensation Table are participants in the Pension Plan. As of March 31, 2006, combined age and credited service for Messrs. Harker, Harrison, Cooley, Daniels and Green equaled 71, 62, 78, 72 and 91, respectively. The estimated annual benefits from the AOI Pension Plan for Messrs. Harker, Harrison, Cooley, Daniels and Green, assuming a three percent annual salary increase, computed as a 5-year certain and life annuity at age 65, are $37,488, $58,740, $44,568, $79,704 and $69,684, respectively.

Pension Equalization Plan (PEP)

The PEP was established to pay selected employees unreduced early retirement benefits coordinated with benefit payments under the AOI Pension Plan. Under the PEP, some participants receive a benefit that, when added to their defined benefit plans, provides them with unreduced benefits if they retire on or after age 55 (with credit to age 65) with 30 years of benefit service. For other participants, the unreduced benefits are available if they retire on or after age 60 (with credit to age 65) with 25 years of benefit service. The PEP also provides individual account-based benefits to employees determined by the Company in its full discretion in amounts likewise determined. In all cases, a participant’s benefits are not fully vested until that participant satisfies a “vesting contribution” provision in the PEP (satisfaction can include a direct contribution, an indirect contribution, a waiver by the Company, any combination of the foregoing, or other measures satisfactory to the Company). The PEP also allows the Company to provide “back-up” benefits to ensure (but not duplicate) benefit payments under other nonqualified retirement plans.

The following table sets forth, as of March 31, 2006, the estimated gross annual benefits payable as a straight life annuity under the PEP upon retirement at age 65 after specified years of credited service, as defined in the PEP. In the event of early retirement prior to age 55 and 30 years of service or age 60 with 25 years of service, the following benefits are subject to reduction. Benefits under the PEP will be offset by any benefit that is due from the AOI Pension Plan.

Estimated Annual Benefits Payable at Retirement

Final Average Earnings	Years of Credited Service
	$10 Yrs. $	20 Yrs. $	30 Yrs. $	40 Yrs. $
180,000	19,800	39,600	59,400	79,200
220,000	24,200	48,400	72,600	96,800
260,000	28,600	57,200	85,800	114,400
300,000	33,000	66,000	99,000	132,000
350,000	38,500	77,000	115,500	154,000
400,000	44,000	88,000	132,000	176,000

The PEP’s normal retirement allowance is stated with reference to the participant’s final average earnings. A participant’s “final average earnings” are one-fifth of his or her annual earnings during the highest consecutive five-year period within the immediately preceding ten-year period. The term “annual earnings” includes all cash remuneration paid to a participant other than commissions, specified foreign service earnings, and amounts realized under the 2003 Incentive Plan. Annual earnings are the calendar year equivalent of salary and bonus shown in the Summary Compensation Table. The participant’s normal retirement allowance is 1.10% of his or her final average earnings multiplied by credited service.

As of March 31, 2006, Messrs. Cooley, Daniels and Green had 24, 24 and 35 years of credited service under the PEP, respectively. Messrs. Harker and Harrison were not participants in the PEP as of March 31, 2006.

Supplemental Executive Retirement Plan (SERP)

Effective January 1, 1997, the Executive Compensation Committee recommended and the Board of Directors approved the establishment of the SERP. The SERP provides an annual retirement benefit equal to 50 percent of the participant’s final average fiscal year cash compensation. The final average fiscal year cash compensation is the average of the three highest years’ cash compensation during the last ten preceding fiscal years. The benefit is payable in the form of a life annuity. The SERP also provides that, upon death, a life annuity equal to 50 percent of the participant’s benefit will be payable to the surviving spouse. Benefits under the SERP do not vest until the participant reaches age 60 and has 20 years of service. Benefits from the SERP are offset by all other Company funded benefits which include the AOI Pension Plan, the PEP, that portion of the 401(k) Plan that is attributable to contributions made to the Monk-Austin Profit Sharing Plan, any other retirement benefit provided by Alliance One or subsidiary sponsored retirement plans, or, with the exception of Mr. Harker (whose employment agreement provides otherwise), benefits provided under an employment agreement.

Amendment to PEP and SERP Plans

Prior to the Merger Agreement, the Executive Compensation Committee of the DIMON Board of Directors approved amendments to the PEP and SERP to provide that the Merger will not be a change in control for purposes of the plans, which would have triggered immediate vesting of participants and the funding of a trust. The PEP and SERP also were amended to provide that any participant on the date of the completion of the Merger shall be entitled to benefit payments in accordance with such plan if, within 24 months after the completion of the Merger, the participant’s employment is terminated without cause or the participant resigns with good reason.

Messrs. Cooley, Daniels and Green are participants in the PEP, and Messrs. Harker and Harrison are not. Each of Alliance One’s named executive officers is a participant in the SERP.

The Standard Commercial Corporation Supplemental Retirement Plan

The Standard Commercial Corporation Supplemental Retirement Plan (the “SCC SERP”) provides benefits that would otherwise have been provided under the SCC Pension Plan but for Internal Revenue Code limitations on amounts which could be paid out of a tax-qualified plan such as the SCC Pension Plan.  As indicated above in the section entitled “The Alliance One International, Inc. Pension Plan,” the SCC Pension Plan was frozen as of December 31, 2005, and any accrued benefits under such plan were merged into the AOI Pension Plan.  The SCC SERP was also frozen as of December 31, 2005, such that no further accruals will be made to such plan.   Mr. Harrison has a frozen accrued monthly benefit under the SCC SERP in the maximum amount of $4,186.87, which he is entitled to receive from the time he reaches 65 years of age until his death.

Change in Control Agreements

In considering the Merger, DIMON and Standard Commercial’s board of directors determined that it was essential that Alliance One be managed and operated efficiently and effectively through the Merger and the subsequent integration of the two companies. To provide an incentive for certain key executive officers to remain in Alliance One’s employ through the Merger and post-Merger integration process, immediately prior to the execution of the Merger Agreement, DIMON entered into change in control agreements with Messrs. Cooley and Daniels and other members of Alliance One’s management team.

Such change in control agreements provide that if such individuals’ employment is terminated by Alliance One without cause or if he resigns for good reason within the 24 month period immediately following the closing of the Merger, he shall be entitled to receive:

•	a one-time payment equal to two times the sum of his annual base salary plus the greater of his target or actual bonus;
•	full compensation through the date of termination, including pro-rated annual incentive bonus equal to the greater of his target or actual bonus for the partial year; and
•	continued welfare benefits for 24 months following the date of termination.

In addition, all unvested options to purchase Alliance One common stock with an exercise price less than the common stock’s fair market value and restricted stock awards owned by such employees will automatically vest and become exercisable. Options with an exercise price greater than the common stock’s fair market value will be canceled. The amounts payable to such executives are subject to reduction in order to avoid excise tax liability pursuant to Section 280G of the Internal Revenue Code.

DIMON and Standard Commercial also entered into similar change in control agreements with other members of their respective management teams; however, those agreements provide for benefits based on either 2.0 or 1.0 times annual base salary, and the greater of target or actual bonus compensation and 24 or 12 months of welfare benefits continuation.

STOCK OWNERSHIP

The following table provides information as of May 31, 2006, with respect to the direct and indirect ownership of common stock by (1) each person or group known to the Company to beneficially own more than 5% of the outstanding shares; (2) each director and nominee for director; (3) each of the Company’s executive officers; and (4) all directors, nominees and executive officers of the Company as a group. On May 31, 2006, there were 87,140,997 shares of Alliance One common stock outstanding, which number does not include shares owned by wholly-owned subsidiaries of the Company which are not entitled to vote their shares or to receive any dividends with respect to such shares.

Name of Beneficial Owner	Number of Shares with Sole Voting Power	Number of Shares with Shared Voting Power	Number of Shares with Sole Investment Power	Number of Shares with Shared Investment Power	Total Number of Shares	Percent of Class

Aegis Financial Corporation (1) William S. Berno (1) Paul Gambal (1) Scott L. Barbee (1) 1100 North Glebe Road, Suite 1040 Arlington, VA 22201	60,200	7,816,541	60,200	7,816,541	7,876,741	9.04%

Wachovia Corporation (2) One Wachovia Center Charlotte, NC 28288-0137	7,660,317	0	4,128,408	3,531,909	7,660,317	8.79%

Dimensional Fund Advisors Inc. (3) 1299 Ocean Avenue 11th Floor Santa Monica, CA 90401	7,284,722	0	7,284,722	0	7,284,722	8.36%

FMR Corp. (4) Edward C. Johnson III (4) Fidelity Management & Research Company (4) Fidelity Low Priced Stock Fund (4) 82 Devonshire Street Boston, MA 02109	0	0	6,500,000	0	6,500,000	7.46%

Franklin Resources, Inc. (5) Charles B. Johnson (5) Rupert H. Johnson, Jr. (5) One Franklin Parkway San Mateo, CA 95503 Franklin Advisory Services, LLC (5) One Parker Plaza, 9th Floor Fort Lee, NJ 07024	5,223,400	0	5,223,400	0	5,223,400	5.99%

The Baupost Group, LLC (6) SAK Corporation (6) Seth A. Klarman (6) 10 St. James Avenue, Suite 2000 Boston, MA 02116	5,145,225	0	5,145,225	0	5,145,225	5.90%

Name of Beneficial Owner	Number of Shares with Sole Voting and Investment Power (7)	Number of Shares with Shared Voting and Investment Power(8)		Total Number of Shares (7) (8)	Percent of Class (if more than 1%) (7) (8)

Henry C. Babb	72,274	0		72,274
James A. Cooley	224,531	0		224,531
Steven B. Daniels	280,873	168		281,041
C. Richard Green, Jr.	18,000	0		18,000
H. Peyton Green, III	341,035	2,472		343,507
Brian J. Harker	634,189	2,125		636,314
Robert E. Harrison	310,639	0		310,639
John M. Hines	26,613	0		26,613
Nigel G. Howard	8,716	0		8,716
Mark W. Kehaya	1,363,098	3,525,399	(9)	4,888,497	5.61%
Gilbert L. Klemann, II	17,676	9,000		26,676
Joseph L. Lanier, Jr.	56,427	0		56,427
Michael K. McDaniel	65,296	0		65,296
Albert C. Monk, III	712,196	0		712,196
William D. Pappas	30,836	0		30,836
Thomas G. Reynolds	86,697	0		86,697
B. Clyde Preslar	42,862	3,000		45,862
Norman A. Scher	43,463	0		43,463
William S. Sheridan	57,361	0		57,361
Martin R. Wade, III	33,700	0		33,700

Executive Officers, Directors and Nominees For Director as a group	4,426,482	3,542,164		7,968,646	9.14%
________________

(1)

According to a Schedule 13G filed on February 14, 2006, reporting information as of December 31, 2005, these shares are beneficially owned by Aegis Financial Corporation (“AFC”), William S. Berno (“Berno”), Paul Gambal (“Gambal”) and Scott Barbee (“Barbee”). Aegis has the sole power to vote and dispose of 7,816,541 shares. Berno shares power to vote and dispose of 7,816,541 shares. Gambal has the sole power to vote and dispose of 2,700 shares, and shares power to vote and dispose of 7,816,541 shares. Barbee has the sole power to vote and dispose of 60,200 shares, and shares power to vote and dispose of 7,816,541 shares.

(2)
According to a Schedule 13G filed on February 10, 2006, reporting information as of December 31, 2005, Wachovia Bank, N.A. (BK), a subsidiary of Wachovia Corporation, holds the shares in a fiduciary capacity for its customers. Further, the number of shares for which Wachovia Bank has shared investment power includes shares reported as being beneficially owned by Mr. Kehaya as co-trustee.

(3)
According to an amended Schedule 13G filed on February 6, 2006, reporting information as of December 31, 2005, Dimensional Fund Advisors Inc. (“Dimensional”), is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940. Dimensional furnishes investment advice to four investment companies registered under the Investment Advisors Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts (the “Funds”). In its role as investment adviser or manager, Dimensional possesses investment and/or voting power over the shares; however, all shares are owned by the Funds and Dimensional disclaims beneficial ownership of such shares.

(4)
According to a Schedule 13G filed on February 14, 2006, reporting information as of December 31, 2005, Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR Corp., and an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, is the beneficial owner of 6,500,000 shares as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940 (collectively, the “FMR Funds”). The ownership of one investment company, Fidelity Low Priced Stock Fund, amounted to 6,500,000 shares. Edward C. Johnson III, FMR Corp. (through its control of Fidelity), and the FMR Funds each has sole power to dispose of shares owned by the FMR Funds. Members of the family of Edward C. Johnson 3d, Chairman of FMR Corp., are the predominant owners, directly or through trusts, of Series B shares of common stock of FMR Corp., representing

49% of the voting power of FMR Corp. The Johnson family group and all other Series B shareholders have entered into a shareholders' voting agreement under which all Series B shares will be voted in accordance with the majority vote of Series B shares. Accordingly, through their ownership of voting common stock and the execution of the shareholders' voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR Corp. Neither FMR Corp. nor Edward C. Johnson 3d, Chairman of FMR Corp., has the sole power to vote or direct the voting of the shares owned directly by the FMR Funds, which power resides with the FMR Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the FMR Funds’ Board of Trustees.

(5)
According to an amended Schedule 13G filed on February 7, 2006, reporting information as of December 31, 2005, the shares are beneficially owned by one or more open or closed-end investment companies or other managed accounts that are investment advisory clients of investment advisers that are direct and indirect subsidiaries (each, an “Adviser Subsidiary” and, collectively, the “Adviser Subsidiaries”) of Franklin Resources, Inc. (“FRI”), including Franklin Advisory Services, LLC. Advisory contracts grant to the Adviser Subsidiaries all investment and/or voting power over the securities owned by such advisory clients. Charles B. Johnson and Rupert H. Johnson, Jr. (the “Principal Shareholders”) each own in excess of 10% of the outstanding common stock of FRI and are the principal stockholders of FRI. FRI, the Principal Shareholders and each of the Adviser Subsidiaries disclaim any pecuniary interest in any of the shares. The Principal Shareholders, FRI and FRI affiliates each disclaims that it is the beneficial owner of any of the shares.

(6)
According to a Schedule 13G filed on February 13, 2006, reporting information as of December 31, 2005, The Baupost Group, LLC (“Baupost”) is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940. SAK Corporation is the Manager of Baupost. Seth A. Klarman is the sole director of SAK Corporation and is a controlling person of Baupost. The shares include shares purchased on behalf of various investment limited partnerships.

(7)
Includes shares of common stock that may be acquired upon exercise of options that are currently exercisable or will become exercisable within sixty days of May 31, 2006, as follows: Mr. Babb, 20,250 shares; Mr. Cooley, 156,498 shares; Mr. Daniels, 190,000 shares; Mr. C.R. Green, 4,500 shares; Mr. H.P. Green, 135,000 shares; Mr. Harker, 314,000 shares; Mr. Harrison, 81,000 shares; Mr. Hines, 14,500 shares; Mr. Howard, 0 shares; Mr. Kehaya, 8,625 shares; Mr. Klemann, 2,250 shares; Mr. Lanier, 47,500 shares; Mr. McDaniel, 20,250 shares; Mr. Monk, 104,500 shares; Mr. Pappas, 21,000 shares; Mr. Preslar, 11,625 shares; Mr. Reynolds, 35,000 shares; Mr. Scher, 22,500 shares; Mr. Sheridan, 11,625 shares; Mr. Wade, 14,500 shares; and the officers, directors and nominees as a group, 1,194,873 shares.

Also includes restricted shares of common stock held as of May 31, 2006, as follows: Mr. Babb, 19,087 shares; Mr. Cooley, 55,000 shares; Mr. Daniels, 57,500 shares; Mr. C.R. Green, 9,000 shares; Mr. H.P. Green, 35,000 shares; Mr. Harker, 212,500 shares; Mr. Harrison, 131,038 shares; Mr. Hines, 4,000 shares; Mr. Howard, 4,000 shares; Mr. Kehaya, 14,774 shares; Mr. Klemann, 10,710 shares; Mr. Lanier, 4,000 shares; Mr. McDaniel, 14,020 shares; Mr. Monk, 4,000 shares; Mr. Pappas, 7,500 shares; Mr. Preslar, 19,724 shares; Mr. Reynolds, 5,000 shares; Mr. Scher, 4,000 shares; Mr. Sheridan, 24,724 shares; Mr. Wade, 9,000 shares; and the officers, directors and nominees as a group, 644,577 shares.

The restricted shares awarded to former executive officers of DIMON are restricted for three years from the date of the award, provided the recipient remains in the employ of the Company. The restricted shares awarded to former non-employee directors of DIMON are restricted for one year from the date of the award, provided the recipient remains on the Board of the Company. Each of the recipients retains the right to vote the shares and receive any dividends on the shares until the shares are forfeited. The restricted shares cannot be transferred or assigned before they vest.

The restricted shares awarded to former executive officers and non-employee directors of Standard Commercial are restricted, depending on the type of restricted shares held by the individual, for either four years from the date of the award, provided the recipient remains employed by Standard Commercial, or until the recipient retired from the Board. Each of the recipients retains the right to vote the shares and receive any dividends on the shares until the shares are forfeited. The restricted shares cannot be transferred or assigned before they vest.

This number also includes shares owned by minor child(ren) of the reporting person, or held in a trust or other estate planning vehicle over which the reporting person is understood to have sole voting and investment power.

(8)	Includes shares owned by the spouse of the reporting person, either directly, jointly with the reporting person or as custodian for the minor child(ren) of the reporting person.

(9)	Includes 3,519,909 shares in certain trusts of which Mr. Kehaya is a co-trustee, and with respect to which Wachovia Bank is being reported as having shared investment power.

STOCK PERFORMANCE GRAPH

The following graph compares the cumulative total return for Alliance One common stock from June 30, 2001 to March 31, 2006, to the total returns for the S&P 500 Index, the S&P SmallCap 600 Index, and an index of peer companies selected by the Company for the same period. The sole company in the peer group is Universal Corporation. The graph assumes an investment of $100 in common stock and in each index as of June 30, 2001, and that all dividends are reinvested.

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN *
AMONG ALLIANCE ONE INTERNATIONAL, INC., THE S & P 500 INDEX,
THE S & P SMALL CAP 600 INDEX AND A PEER GROUP

	CUMULATIVE TOTAL RETURN
	Fiscal Year Ended
	June 2001	June 2002	June 2003	March 2004	March 2005	March 2006
Alliance One	100.00	-71.20	76.88	-78.71	-72.73	-57.65
S & P 500	100.00	82.01	82.22	96.27	102.72	114.76
S & P SMALLCAP 600	100.00	-100.27	-96.68	-126.22	-142.73	-177.08
PEER GROUP	100.00	-95.92	-114.87	-141.51	-131.71	-110.07

* $100 invested on June 30, 2001 in stock or index, including reinvestment of dividends. Due to a change in fiscal year end, the fiscal year ended March 2004 consists of nine months.

SECTION 16(a) BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires that the Company’s directors and executive officers, and persons who own more than 10 percent of a registered class of the Company’s equity securities, file with the Securities and Exchange Commission initial reports of ownership and reports of change in ownership of common stock and other equity securities of the Company. The same persons are also required to furnish the Company with copies of all Section 16(a) forms that they file.

Based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required during the fiscal year ended March 31, 2006, all Section 16(a) filing requirements applicable to its executive officers, directors and beneficial owners of more than 10 percent of our common stock were met, with the following exceptions: Mr. Joseph L. Lanier, Jr. failed to file on a timely basis one report reflecting one transaction, and a Form 3 reporting Mr. Joel L. Thomas’s initial ownership (which did not reflect any transactions in the Company’s securities) was not timely filed.

OTHER MATTERS

On this date, the Company is not aware of any matters to be presented for action at the meeting other than as stated in this notice. However, if any other matters requiring a vote of shareholders are properly presented at the meeting, it is intended that proxies in the accompanying form will be voted on such other matters in accordance with the judgment of the persons voting such proxies.

ANNUAL REPORT

The annual report, including consolidated financial statements of the Company and its subsidiaries for the fiscal year ended March 31, 2006, is being mailed to shareholders with this proxy statement on or around July 10, 2006.

By Order of the Board of Directors:

Henry C. Babb
Secretary